FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                         MEDIA CONTACT:

Kelly Beavers, VP of Business Development                Bill Marino, Managing Partner
Exabyte Corporation                                                    Trippe-Marino, Inc. (PR)
303-417-7225                                                             303-988-5133
kjb@exabyte.com                                                        bmarino@trippemarino.com

EXABYTE COMPLETES $25 MILLION PRIVATE EQUITY FINANCING

Company Finds Strong Interest Among Institutional Investors and Existing Shareholders

BOULDER, COLO. - May 3, 2004 - Exabyte Corporation (OTCBB: EXBT), a performance and value leader in tape backup, restore and archival systems, today announced the completion of a private sale of Series AA Preferred shares and warrants to purchase shares of its Common stock for aggregate gross proceeds of $25 million. Participants in the financing include several institutional investors, led by Midsummer Capital, LLC, and existing Exabyte shareholders. C.E.Unterberg, Towbin acted as exclusive placement agent in the transaction.

The Series AA Preferred shares were priced at $1,000 per share and are convertible into one thousand Common shares at $1.00 per share. Warrants to purchase 7.5 million Common shares expire after 5 years and carry an exercise price of $1.00 per Common share. Dividends are payable in cash or stock at an initial rate of five percent per annum with an increase in the dividend rate after four years. Proceeds from the financing will be used for general working capital purposes. In connection with this transaction, shareholders of the Company's Series H and Series I Preferred stock agreed to exchange those shares for Series AA Preferred shares and warrants, and the Series AA Preferred is now the Company's only outstanding preferred security. Exabyte is filing a Form 8-K with the SEC that discloses the details of this transaction.

"As a result of this transaction our financial condition is much stronger, our capital structure is much simpler, and we now have additional resources to accelerate our efforts in the marketplace. For our employees, business partners and customers, this is another confidence-building milestone," said Tom Ward, President and CEO of Exabyte. "The interest and support from the investment community validates our efforts to put the Company on a path to growth and profitability. Their investment is further confirmation of the Company's direction and a positive indication of the value we are building in Exabyte."

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) provides innovative tape storage solutions to customers whose top buying criteria is value: capacity/price, speed, data reliability and ease-of-use. Exabyte, an industry innovator since 1987, is the recognized value-leader in tape storage and automation solutions for servers, workstations, LANs and SANs. With groundbreaking VXA Packet Technology, the most significant advancement in tape in the last decade, Exabyte's VXA-2 solutions provide SMB and departmental users dramatically higher capacity, speed and data reliability at competitive prices. Exabyte's drives and automation products are rugged, robust and reliable solutions for users of VXAtape™, LTO™ (Ultrium™) and MammothTape™. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company's commitment to value and customer service, including partners such as IBM, HP, Fujitsu Siemens Computers, Apple Computer, Toshiba, Logitec, Acer, Kontron, Lynx, Bull, Tech Data, CDW, Ingram Micro and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Series AA Preferred shares and underlying Common shares and the warrants to purchase Common shares and Common shares issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Exabyte has agreed to file a registration statement covering resale by investors of Common shares underlying the Series AA Preferred or issuable upon exercise of the warrants.

The foregoing contains forward-looking statements related to the company's products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company's Form10-K.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.